Exhibit 10.21

MARRIOTT VACATIONS WORLDWIDE CORPORATION

EXECUTIVE LONG-TERM DISABILITY PLAN

Effective January 1, 2015

1.	Purpose

The purpose of the Marriott Vacations Worldwide Corporation Executive Long-Term Disability Plan (“Plan”) is to improve the ability of Marriott Vacations Worldwide Corporation (“Company”) to attract and retain executive and senior level associates by providing such associates with enhanced long-term disability insurance.

2.	Administration

The Plan shall be administered by the Compensation Policy Committee of the Board of Directors of the Company (“Committee”) with respect to the Company’s executive officers, and by the Vice President of Global Talent Management of the Company with respect to all other participants (the Committee or Vice President of Global Talent Management, the “Administrator,” as applicable). The Administrator shall have the discretionary authority to (a) determine which associates are eligible to be covered by the Plan, (b) interpret and construe the terms of the Plan, (c) establish rules and regulations for the administration of the Plan, and (d) take any other action that is necessary to effectuate the Plan. In addition, the day-to-day administration of the Plan is delegated to the Vice President of Global Talent Management of the Company (or any successor position thereto).

3.	Eligibility

The President and Chief Executive Officer and each Executive Vice President, Senior Vice President, Vice President, Project Director, General Manager, and Senior Director of the Company, and any other individual specified by the Administrator (each, an “Eligible Associate”) shall be eligible to participate in the Plan upon the completion of the waiting period, if any, set forth in the applicable policy unless waived by the Administrator in its discretion. Once an Eligible Associate is covered by the Plan, the associate shall be known as a “Participant.” A Participant shall cease being covered by the Plan when he or she no longer qualifies as an Eligible Associate, except as otherwise provided by the Administrator in its discretion.

4.	Long-Term Disability Benefits

The Plan consists of two parts:

(a)

Part 1: A disability benefit that pays 60% of the Participant’s eligible compensation (up to $10,000 per month) until the Participant attains the limiting age. This benefit will be provided under a group long-term disability insurance policy, issued by an insurance carrier selected by the Administrator.

The Company shall pay 100% of the premium cost required for such insurance coverage.

(b)

Part 2: A disability benefit that pays 75% of the Participant’s eligible compensation, less the amount of the benefit paid under Part 1 above (capped at an additional $10,000 per month) until the Participant attains the limiting age. This benefit will be provided under an individual disability insurance (“IDI”) policy, issued to the Participant by an insurance carrier selected by the Administrator. The Company shall pay 100% of the premium cost required for such IDI insurance for Participants who hold the positions of President and Chief Executive Officer or Executive Vice President of the Company, and shall pay the premium cost for the first $1,000 of monthly coverage for all other Participants. If applicable, the Participant will be responsible for paying the cost of any additional coverage up to the $10,000 per month limit.

Benefits under both Parts of the Plan will become payable if the Participant becomes disabled while covered under the Plan, after the completion of a 180-day elimination period. Each Part of the Plan is subject to the terms, conditions, and limitations set forth in this document and any related documents including, but not limited to, the applicable insurance policy, certificate of coverage, and summary plan description.

Participants in the Plan shall not be eligible for group long-term disability benefits under the Company’s voluntary long-term disability plan.

5.	Termination of Employment

(a)

Company-Paid Benefits: Upon a Participant’s termination of employment (voluntary or involuntary) for any reason, the payment of premiums by the Company will cease. The Administrator shall determine the date on which the final premium payment will be made. Notwithstanding the foregoing, the Administrator may determine, in its discretion, to continue payment of premiums beyond termination of employment in such cases and for such periods of time as it deems advisable.

(b)

Participant-Paid Benefits: Subject to the terms and conditions set forth in the applicable insurance policy and/or certificate of coverage, the IDI policy may be portable following a Participant’s termination of employment with the Company.

6.	Expenses

Except as otherwise provided herein, the expenses of administering the Plan shall be paid by the Company.

7.	Cooperation

Each Participant shall provide such information, complete such forms or other documentation, and otherwise cooperate with the Administrator and/or applicable insurance company in the manner and time as reasonably requested by the Administrator and/or applicable insurance company in order to receive benefits under the Plan.

8.	Amendment and Termination

The Committee shall have the right to modify, amend or terminate the Plan at any time.

9.	Claims Procedure

The claims procedures for each Part of the Plan are set forth in the applicable certificate of coverage and/or summary plan description. The Administrator is hereby designated as the named fiduciary under the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended.

IN WITNESS WHEREOF, this Plan has been executed by the Company on this 27th day of October, 2014.

MARRIOTT VACATIONS
WORLDWIDE CORPORATION

BY:	/s/ Jonathan Canger
Vice President of
Global Talent Management

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